                                  SCHEDULE 14A


                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                            (Amendment No.         )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             DELTA AIR LINES, INC.
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                (Name of Registrant as Specified in its Charter)

                             DELTA AIR LINES, INC.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1.)  Title of each class of securities to which transaction applies:
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
    2.)  Aggregate number of securities to which transaction applies:
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
    3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
    4.)  Proposed maximum aggregate value of transaction:
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.)  Amount Previously Paid:
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
    2.)  Form, Schedule or Registration No.:
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    3.)  Filing Party:
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    4.)  Date Filed:
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



[LOGO OF DELTA AIR LINES APPEARS HERE]

                             DELTA AIR LINES, INC.

            GENERAL OFFICES/HARTSFIELD ATLANTA INTERNATIONAL AIRPORT
                             ATLANTA, GEORGIA 30320

                                                              September 13, 1994

To Our Stockholders:

  On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1994 Annual Meeting of Stockholders of Delta Air Lines, Inc.

  As shown in the formal notice which is attached, the meeting will be held at the Holiday Inn Professional Centre/Atrium in Monroe, Louisiana, on Thursday, October 27, 1994, at 9:00 a.m., local time. At the meeting, in addition to acting on the matters described in the proxy statement, we will report on the Company's activities during fiscal year 1994. There will also be an opportunity to discuss matters of interest to you as a stockholder.

  If you will need special assistance at the meeting because of a disability, please contact Ms. Jeannie Buyers, Coordinator-Investor Relations, Department 827, Delta Air Lines, Inc., Hartsfield Atlanta International Airport, Atlanta, Georgia 30320.

  It is important that your shares be represented at the meeting to assure the presence of a quorum. Please sign, date and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. Returning your executed proxy card will not affect your right to attend the meeting and vote your shares in person.

                                          Cordially,

                                          /s/ RONALD W. ALLEN

                                          Ronald W. Allen
                                          Chairman of the Board, President and
                                          Chief Executive Officer

[LOGO OF DELTA AIR LINES APPEARS HERE]

                             DELTA AIR LINES, INC.

            GENERAL OFFICES/HARTSFIELD ATLANTA INTERNATIONAL AIRPORT
                             ATLANTA, GEORGIA 30320

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Delta Air Lines, Inc.:

  The Annual Meeting of Stockholders of Delta Air Lines, Inc. will be held at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana, on Thursday, October 27, 1994, at 9:00 a.m., local time, to consider and vote on:

    1. The election of directors for the ensuing year.

    2. The ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1995.

    3. A stockholder proposal relating to the location of future Annual Meetings of Stockholders, if that proposal is presented at the meeting.

    4. Such other matters as may properly come before the meeting or any adjournments thereof.

  The close of business on August 31, 1994, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the offices of Central Bank in Monroe, Louisiana. Your attention is directed to the proxy statement accompanying this notice.

                                          By Order of the Board of Directors,

                                          /s/ MARY E. RAINES

                                          Mary E. Raines
                                          Corporate Secretary



Atlanta, Georgia
September 13, 1994

                             DELTA AIR LINES, INC.

            GENERAL OFFICES/HARTSFIELD ATLANTA INTERNATIONAL AIRPORT
                             ATLANTA, GEORGIA 30320

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 27, 1994

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. ("Delta" or the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Holiday Inn Professional Centre/Atrium in Monroe, Louisiana, on Thursday, October 27, 1994, at 9:00 a.m., local time, or any adjournments thereof (the "Annual Meeting"). The approximate date of mailing of this proxy statement and the accompanying proxy card is September 13, 1994.

  The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or telegraph. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals at the Company's expense. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee of approximately $6,500, plus certain expenses.

                               VOTING PROCEDURES

VOTING STOCK

  The Board of Directors has set August 31, 1994, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were outstanding 50,603,887 shares of common stock, par value $3 per share ("Common Stock"), and 6,871,628 shares of Series B ESOP Convertible Preferred Stock, par value $1 per share ("ESOP Preferred Stock"). These securities constitute the only classes of securities entitled to vote at the Annual Meeting.

  Each outstanding share of Common Stock and ESOP Preferred Stock entitles the holder thereof to one vote, subject in the case of the ESOP Preferred Stock to adjustment in certain circumstances. Holders of the Common Stock and ESOP Preferred Stock will vote together as a single class on all matters presented at the Annual Meeting.

  The ESOP Preferred Stock is held of record by Fidelity Management Trust Company, as trustee of the Delta Family-Care Savings Plan ("Savings Plan"), and may not be sold or distributed outside the Savings Plan except for resale to the Company. Each share of ESOP Preferred Stock is convertible into 0.8578 shares of Common Stock, subject to adjustment in certain circumstances.

VOTING BY PROXY

  If a stockholder is a corporation or partnership, the accompanying proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title should be given and a certificate or other evidence of appointment should be furnished. If shares are owned jointly, each joint owner should sign the proxy card.

  Shares of stock represented by a proxy card that is returned properly signed will be voted in accordance with the instructions indicated on that proxy card. If a proxy card is signed and returned without instructions, the shares will be voted (1) "FOR" the election of the nominees for directors listed herein; (2) "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1995; and (3) "AGAINST" the stockholder proposal described herein.

  A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Corporate Secretary, by delivery of a later-dated proxy, or by attending the Annual Meeting and voting in person.

  If a stockholder wishes to give a proxy to someone other than the persons designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. The person named as proxy should have proof of identification.

QUORUM AND VOTING REQUIREMENTS

  A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock that are outstanding and entitled to vote.

  A majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock, voting together as a single class, that are present at the meeting and entitled to vote will be necessary (1) to elect the director-nominees listed herein; (2) to ratify the appointment of Arthur Andersen LLP as independent auditors; and (3) to approve the stockholder proposal described herein. Votes "withheld" from director-nominees, as well as abstentions on the proposal, will have the same effect as negative votes. Broker non-votes on these matters will not be included in calculating the number of votes necessary for approval.

                              GENERAL INFORMATION

BOARD OF DIRECTORS

  The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its Committees. Regular meetings of the Board of Directors are held four times per year and special meetings are scheduled when required. The Board held four regular meetings and two special meetings in fiscal 1994.

COMMITTEES ESTABLISHED BY THE BOARD

  The Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information concerning the directors, set forth elsewhere in this proxy statement, identifies the Committee memberships held by each director.

  The Administrative Committee acts as the fiduciary for the administration and operation of most of the Company's benefit plans. The Committee, which consists of eight officers of the Company (none of whom is a member of the Board of Directors), met four times in fiscal 1994. Each Committee member has an alternate who may attend meetings and vote in his absence.

  The Audit Committee reviews the scope and results of the annual audit, the major non-audit services provided to the Company by the independent auditors, and the adequacy of the Company's system of internal controls. It also recommends to the Board the engagement of independent auditors for the Company. The Committee, which consists of six non-employee directors, met twice in fiscal 1994.

  The Benefit Funds Investment Committee acts as the fiduciary for managing the investment policies and assets of most of the Company's benefit plans. The Committee, which consists of five non-employee directors, met four times in fiscal 1994.

  The Executive Committee exercises certain powers of the Board of Directors between Board meetings, and reviews proposals involving the acquisition or disposition of aircraft, the purchase of non-aircraft assets for more than $20 million, or a corporate restructuring. The Committee, which consists of the Chairman of the Board and five non-employee directors, met one time in fiscal 1994.

  The Finance Committee reviews the Company's financial planning and structure, funds requirements, and borrowing and dividend policies. The Committee, which consists of five non-employee directors, met four times in fiscal 1994.

  The Personnel, Compensation & Nominating Committee makes recommendations to the Board concerning the election of the Company's officers, the compensation for the Chief Executive Officer and the overall policy of the Company's benefit plans for non-contract personnel. It also sets the salaries for all officers above the level of Vice President except for the Chief Executive Officer, and administers the Incentive Compensation Plan. The Committee, which consists of four non-employee directors, met five times in fiscal 1994.

  The Personnel, Compensation & Nominating Committee also recommends to the Board candidates for election as directors, and will consider nominees recommended by stockholders. Such recommendations should be submitted in writing to the Corporate Secretary of the Company with a description of the proposed nominee's qualifications and other relevant biographical information, and the nominee's consent to serve as a director.

  The Stock Incentive Plan Committee administers the 1989 Stock Incentive Plan. The Committee, which consists of three non-employee directors who are members of the Personnel, Compensation & Nominating Committee, met two times in fiscal 1994.

COMPENSATION OF DIRECTORS

  Compensation for non-employee members of the Board of Directors (i.e., directors who are not employed by the Company on a full-time basis) has been set at an annual retainer of $25,000 and a meeting fee of $1,000 plus expenses for each Board and Committee meeting attended. In addition, an annual fee of $7,500 has been established for the Chairmen of the Audit, Benefit Funds Investment, Executive, Finance, and Personnel, Compensation & Nominating Committees. In order to emphasize the need for cost reductions, the Board of

Directors, effective January 1, 1993, reduced by 20% the foregoing annual retainer, meeting fees and Committee Chairmen fees. The reduced fees continue in effect.

  Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Directors and their spouses are eligible for complimentary transportation privileges on Delta. Directors may elect to defer all or any part of their compensation earned as a director until the earlier of a date specified by the director or the date he or she ceases to be a director. The Company will pay interest on amounts deferred based on the prime rate in effect at three specified banks.

  Directors who retire from the Board may be elected Advisory Directors for a term which varies depending upon the director's term of active service and age at retirement. Advisory Directors receive an annual retainer equal to the annual retainer paid to non-employee directors at the time of their retirement, without regard to the annual retainer reduction discussed above.

CHARITABLE AWARD PROGRAM

  The Company's charitable contribution program permits each director to recommend up to five tax-exempt organizations to receive donations totaling $1 million after the director's death. Recommended donations will be made by The Delta Air Lines Foundation, a tax-exempt charitable foundation funded by the Company. All current directors are participants in this program, but it has been discontinued with respect to directors who may join the Board in the future.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  A Board of eleven directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. In the event any nominee for director declines or is unable to serve, a substitute nominee or nominees may be chosen by the persons authorized by the Board of Directors to vote the proxies. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES:

  Ronald W. Allen, Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead, Edward H. Budd, George D. Busbee, R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr. and Andrew J. Young.

  All of the nominees except Mr. Young were elected by the stockholders at the last Annual Meeting. Mr. Young was elected a director by the Board of Directors effective April 27, 1994.

  During fiscal 1994, each nominee attended all meetings of the Board of Directors and the Committees on which he or she served.

  The Company's By-Laws establish mandatory retirement ages for directors. Pursuant to these provisions, Mr. David C. Garrett, Jr. will retire from the Board on October 27, 1994, after having served as a director since 1968. Upon his retirement, he will become an Advisory Director. Mr. Garrett is Chairman of the Executive Committee and is a member of the Finance Committee and the Personnel, Compensation and Nominating Committee.

  One of the current directors, Mr. Allen, is a full-time employee of the Company. The predominantly non-employee Board brings to the Company a wide and valuable range of judgment and experience from such diverse fields as air and ground transportation, consumer goods, government and international affairs, insurance, law, utilities, and paper and paperboard production.

  Certain information about the nominees follows:

  RONALD W. ALLEN has been Chairman of the Board and Chief Executive Officer of Delta since August 1, 1987. On March 1, 1993, Mr. Allen was elected to the additional office of President, a position he also held from August 9, 1990 to April 30, 1991. He was President and Chief Operating Officer of the Company from 1983 to July 31, 1987. Mr. Allen has been a director of Delta since 1975, and is a member of the Executive Committee. He is also a director of The Coca-Cola Company and NationsBank Corporation, and is a member of the Board of Trustees of Presbyterian College. Age 52.

  EDWIN L. ARTZT has been Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company since January 1990. From June 1984 to January 1990, Mr. Artzt served as Vice Chairman of the Board of The Procter & Gamble Company and as President of Procter & Gamble International. He has been a director of Delta since 1991, and is a member of the Audit Committee and the Benefit Funds Investment Committee. Mr. Artzt is also a director of American Express Company, GTE Corporation and Teradyne, Inc., and a member of The Business Council and The Business Roundtable. Age 64.

  HENRY A. BIEDENHARN, III has been Chairman of the Board, President and Chief Executive Officer of Ouachita Coca-Cola Bottling Company, Inc. since 1991. He was President and Chief Executive Officer and a director of that company from 1981 to 1991. He has been a director of Delta since 1986, and is a member of the Audit Committee and the Benefit Funds Investment Committee. Mr. Biedenharn is also President and Chief Executive Officer and a director of four other Coca-Cola Bottling Companies located in Arkansas, Louisiana and Mississippi, a director and Vice President of Biedenharn Realty Company, Inc., a director of Hudson, Inc., and a member of the Board of Governors of the Coca-Cola Bottlers Association and the Boards of Directors of the Dr. Pepper Bottlers Association and the National Soft Drink Association. Age 52.

  JAMES L. BROADHEAD has been Chairman of the Board, President and Chief Executive Officer of FPL Group, Inc. since May 1990. From January 1989 to May 1990, he was President and Chief Executive Officer of FPL Group, Inc. From 1986 to October 1988, Mr. Broadhead served as President, Telephone Operating Group of GTE Corporation. He has been a director of Delta since 1991, and is a member of the Audit Committee and the Benefit Funds Investment Committee. Mr. Broadhead is also a director of FPL Group Capital, Inc., Florida Power & Light Company, Barnett Banks, Inc. and The Pittston Company, a member of The Business Council and The Business Roundtable, and a Trustee Fellow of Cornell University. Age 58.

  EDWARD H. BUDD has been Chairman of the Executive Committee and a director of The Travelers Inc. since December 31, 1993. He was Chairman and Chief Executive Officer of The Travelers Corporation from 1982 through 1993 and was an executive officer of that company from 1974 though 1993. He has been a director of Delta since 1985, is Chairman of the Benefit Funds Investment Committee, and is a member of the Executive and Finance Committees. Mr. Budd is also a director of GTE Corporation, a member of the American Academy of Actuaries and The Business Council, and a Trustee of Tufts University. Age 61.

  GEORGE D. BUSBEE has been of counsel to the law firm of King & Spalding since 1993, was a partner in that firm from 1983 to 1993, and was Governor of the State of Georgia from 1975 until 1983. Prior to his election as Governor, he served for 18 years as a member of the Georgia House of Representatives, while also engaging in the practice of law. Mr. Busbee has been a director of Delta since 1983, and is a member of the Audit and Finance Committees. He is also a director of Union Camp Corporation, Roses Stores, Inc. and SHL Systemhouse Inc. Age 67.

  R. EUGENE CARTLEDGE was Chairman of the Board and Chief Executive Officer of Union Camp Corporation from December 1989 until his retirement in June 1994. He was Union Camp's Chairman of the Board, President and Chief Executive Officer from January 1986 through November 1989, and President and Chief Operating Officer from December 1983 to December 1985. Mr. Cartledge has been a director of Delta since 1990, is Chairman of the Finance Committee, and is a member of the Executive Committee, the Personnel, Compensation & Nominating Committee and the Stock Incentive Plan Committee. He is also a director of Union Camp Corporation, NationsBank Corporation and Sun Company, Inc. Age 65.

  MARY JOHNSTON EVANS is a director of Baxter International Inc., Dun & Bradstreet Corp., Household International, Inc., New Europe Fund and Sun Company, Inc. She has been a director of Delta since 1982, and is a member of the Audit Committee, the Personnel, Compensation & Nominating Committee and the Stock Incentive Plan Committee. Mrs. Evans is also a senior member of the Conference Board, a member of the Advisory Board of Morgan Stanley, Inc. and a trustee of various trusts of the American Association of Retired Persons. She was a director of AMTRAK from 1974 to 1980, serving as Vice Chairman from 1974 until 1979. Age 64.

  GERALD GRINSTEIN has been Chairman and Chief Executive Officer of both Burlington Northern Inc. and Burlington Northern Railroad Company since July 1991. He was Chairman, President and Chief Executive Officer of Burlington Northern Inc. from October 1990 to July 1991, and President and Chief Executive Officer of that company from January 1989 to October 1990. From May 1989 to July 1991, Mr. Grinstein also served as Chairman, President and Chief Executive Officer, and from February 1989 to May 1989, President and Chief Executive Officer, of Burlington Northern Railroad Company. Mr. Grinstein was Vice Chairman of Burlington Resources Inc. from May 1988 to December 1988; Vice Chairman of Burlington Northern Inc. from April 1987 to December 1988; and Chief Executive Officer of Western Air Lines, Inc. from 1985 through March 1987. He has been a director of Delta since 1987, is Chairman of the Personnel, Compensation & Nominating Committee and the Stock Incentive Plan Committee, and is a member of the Executive and Finance Committees. He is also a director of Browning-Ferris Industries, Inc., Seafirst Corporation and Sundstrand Corporation. Age 62.

  JESSE HILL, JR. has been Chairman of the Board of Atlanta Life Insurance Company since 1993, and Chairman and Chief Executive Officer from 1992 to 1993. He was Chairman, President and Chief Executive Officer of that company from April 1991 to June 1992, and President and Chief Executive Officer from 1973 to April 1991. He has been a director of Delta since 1975, is Chairman of the Audit Committee and is a member of the Benefit Funds Investment Committee and the Executive Committee. He is also a director of National Service Industries, Inc., Trust Company Bank, Trust Company of Georgia and Knight-Ridder Newspapers, Inc. Age 68.

  ANDREW J. YOUNG has been Vice Chairman of the Board of Law Companies Group, Inc. since February 1993 and Chairman of Law International, Inc. since 1991. Mr. Young was Mayor of the City of Atlanta, Georgia from 1982 to 1990, United States Ambassador to the United Nations from 1977 to 1979, and a member of the House of Representatives of the United States Congress from 1973 to 1977. He has been a director of Delta since April 27, 1994. Mr. Young is a director of Host Marriott Corporation, Atlanta Life Insurance Company and Thomas Nelson, Inc., a member of the Board of Trustees of Howard University and the Georgia Tech University Advisory Board, and a director of the Martin Luther King, Jr. Center, the

Global Infrastructure Fund and the Center for Global Partnership. He is also Co-Chairman of the Atlanta Committee for the Olympic Games and a member of the Board of the United States Olympic Committee. Age 62.

                       BENEFICIAL OWNERSHIP OF SECURITIES

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of Common Stock and, if applicable, ESOP Preferred Stock beneficially owned, as of August 31, 1994, by each director of the Company, each executive officer named in the Summary Compensation Table presented elsewhere in this proxy statement, and all directors and executive officers of the Company as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

                                                      SHARES
                                                   BENEFICIALLY       PERCENT OF CLASS ON
NAME OF BENEFICIAL OWNER      TITLE OF SECURITIES     OWNED           AUGUST 31, 1994(1)
- ------------------------      -------------------  ------------       -------------------
DIRECTORS
Ronald W. Allen ............  Common Stock            252,906(2)
                              ESOP Preferred Stock         84
Edwin L. Artzt..............  Common Stock                500
Henry A. Biedenharn, III....  Common Stock            450,365(3)
James L. Broadhead..........  Common Stock              1,000
Edward H. Budd..............  Common Stock              1,109
George D. Busbee............  Common Stock                100
Eugene Cartledge............  Common Stock              1,014
Mary Johnston Evans.........  Common Stock              1,000
David C. Garrett, Jr. ......  Common Stock             22,492(4)
Gerald Grinstein............  Common Stock              1,878
Jesse Hill, Jr. ............  Common Stock              1,470(5)
Andrew J. Young.............  Common Stock                100
EXECUTIVE OFFICERS
Harold C. Alger.............  Common Stock             29,102(2),(6)
                              ESOP Preferred Stock         73
Thomas J. Roeck, Jr. .......  Common Stock             72,930(2)
                              ESOP Preferred Stock         84
Russell H. Heil.............  Common Stock             94,730(2)
                              ESOP Preferred Stock         84
Rex A. McClelland...........  Common Stock             64,691(2),(7)
                              ESOP Preferred Stock         78
Directors and Executive
 Officers as a Group
 (20 Persons)...............  Common Stock          1,149,872(2),(8)          2.3%
                              ESOP Preferred Stock        644

- --------
(1) Percentage is shown only if greater than 1% of the class. None of the Company's directors or executive officers beneficially owned, as of August 31, 1994, any of the Company's Series C Convertible Preferred Stock or 3.23% Convertible Subordinated Notes due June 15, 2003.

(2) Includes the following number of shares of Common Stock which the following persons or group have the right to acquire within 60 days upon the exercise of stock options: Mr. Allen--235,000; Mr. Alger--25,000; Mr. Roeck--68,000; Mr. Heil--85,000; Mr. McClelland--60,000; and directors and executive officers as a group--613,000.
(3) Includes 429,745 shares of Common Stock owned by Biedenharn Realty Company, Inc. over which Mr. Biedenharn has shared voting and investment power; 12,856 shares of Common Stock owned by the Emma Lou Biedenharn Foundation of which Mr. Biedenharn is a director and trustee; and 7,524 shares of Common Stock owned by Hudson, Inc. over which Mr. Biedenharn has shared voting and investment power.
(4) Excludes 1,000 shares of Common Stock owned by Mr. Garrett's spouse. Mr. Garrett disclaims beneficial ownership of these shares.
(5) Excludes 400 shares of Common Stock held by Mr. Hill's spouse as custodian for their minor grandchildren. Mr. Hill disclaims beneficial ownership of these shares.
(6) Excludes 11 shares of Common Stock and 20 shares of ESOP Preferred Stock beneficially owned by Mr. Alger's spouse. Mr. Alger disclaims beneficial ownership of these shares.
(7) Excludes 50 shares of Common Stock beneficially owned by Mr. McClelland's spouse. Mr. McClelland disclaims beneficial ownership of these shares.
(8) Excludes 1,461 shares of Common Stock and 20 shares of ESOP Preferred Stock beneficially owned by family members of directors and executive officers as to which shares they disclaim beneficial ownership.

BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

  The following table sets forth the holdings of the only persons known to the Company to beneficially own more than five percent of any class of the Company's voting securities.

                                                  AMOUNT AND NATURE   PERCENT OF
  NAME AND ADDRESS                                  OF BENEFICIAL      CLASS ON
  OF BENEFICIAL OWNER           TITLE OF CLASS        OWNERSHIP     AUGUST 31, 1994
  -------------------           --------------    ----------------- ---------------
The Capital Group, Inc       Common Stock             8,549,670(1)        16.9%
333 South Hope Street
Los Angeles, CA 90071

Sanford C. Bernstein & Co.   Common Stock             4,115,722(2)         8.1%
One State Street Plaza
New York, NY 10004

Fidelity Management Trust    ESOP Preferred Stock     6,871,628(3)       100.0%
 Company                     Common Stock             3,149,966(3)         6.2%
82 Devonshire Street
Boston, MA 02109

- --------
(1) Based upon a Schedule 13G dated February 23, 1994, in which The Capital Group, Inc. reported that, as of December 31, 1993, it and its affiliates had sole voting power over 3,580,540 of such shares, shared voting power over none of such shares, and sole dispositive power over all 8,549,670 of such shares. The Capital Group, Inc. and its affiliates do not own such shares directly but exercise investment discretion over various institutional accounts. The Capital Group, Inc. disclaims beneficial ownership of all of such shares.
(2) Based on a Schedule 13G dated February 14, 1994, in which Sanford C. Bernstein & Co., Inc. reported that, as of December 31, 1993, it had sole voting power over 2,244,625 of such shares, shared voting power over none of such shares, and sole dispositive power over all 4,115,722 of such shares. Sanford C. Bernstein & Co., Inc. holds such shares for client accounts over which it exercises investment discretion.
(3) These shares are held by Fidelity Management Trust Company as the trustee of the Savings Plan.

THE DELTA FAMILY-CARE SAVINGS PLAN

  Fidelity Management Trust Company is the trustee of the Savings Plan, a qualified defined contribution pension plan under which eligible Delta personnel may contribute a portion of their earnings on a pre-tax or after-tax basis among various investment funds, including a fund invested primarily in Common Stock ("Delta Stock Fund").

  Subject to certain federal tax limitations, during fiscal 1994, Delta contributed 50c to a participant's account for every $1 contributed by that participant, up to 2% of the participant's annual earnings. The Savings Plan contains an employee stock ownership plan feature ("ESOP") pursuant to which a specified amount of the Company's contributions to a participant's account during each Savings Plan year is invested in ESOP Preferred Stock and Common Stock ("Preferred Stock Fund"). The balance of Delta's contribution is invested in one or more investment funds in accordance with the participant's directions. At June 30, 1994, there were approximately 60,500 participants in the Savings Plan.

  The Savings Plan provides that shares of ESOP Preferred Stock and Common Stock allocated to a participant's account in the Preferred Stock Fund ("Allocated Shares") will be voted by the trustee in accordance with the participant's confidential voting instructions or, if no voting instructions are received by the trustee, such shares will be voted by the trustee in its discretion. The Savings Plan further provides that shares of ESOP Preferred Stock not yet allocated to any participant's account will be voted by the trustee in proportion to the votes cast with respect to Allocated Shares for which voting instructions are received.

  The Savings Plan provides that shares of Common Stock attributable to a participant's account in the Delta Stock Fund will be voted by the trustee in accordance with the participant's confidential voting instructions. The Savings Plan further provides that shares of Common Stock in the Delta Stock Fund for which no instructions are received will be voted by the trustee in its discretion.

CERTAIN OTHER BENEFICIAL OWNERS

  In fiscal 1990, the Company entered into separate equity cross-purchase agreements with Singapore Airlines Limited ("Singapore Airlines") and Swissair, Swiss Air Transport Company Ltd. ("Swissair"). Pursuant to these agreements, the Company sold 2.5 million shares of Common Stock to each of Singapore Airlines and Swissair, and purchased an equity interest in both of these airlines.

  In their equity cross-purchase agreements with Delta, Singapore Airlines and Swissair have agreed to vote their shares of the Company's voting stock in proportion to the votes cast by the Company's other stockholders or, at Singapore Airlines' or Swissair's election, as recommended by the Company's Board of Directors, until (1) in the case of Singapore Airlines, the earlier of October 25, 1999 or such time as Singapore Airlines ceases to own 2% or more of the Company's outstanding voting power, or (2) in the case of Swissair, July 9, 1999. Singapore Airlines and Swissair have also agreed to certain restrictions on their right to transfer their shares of Common Stock, to acquire additional shares of the Company's voting stock and to seek to affect or influence the control of the Company's management, Board of Directors or business. The Company has agreed to similar voting and other restrictions with respect to its ownership of Singapore Airlines' and Swissair's voting stock.

            OTHER MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Personnel, Compensation & Nominating Committee are Mr. Grinstein, who serves as Chairman, Mr. Cartledge, Mrs. Evans and Mr. Garrett. The members of the Stock Incentive Plan Committee are Mr. Grinstein, who serves as Chairman, Mr. Cartledge and Mrs. Evans. None of the members of the Personnel, Compensation & Nominating Committee or the Stock Incentive Plan Committee has any interlocking relationships as defined by the Securities and Exchange Commission.

  Mr. Grinstein was an executive officer from 1985 through March 1987 of Western Air Lines, Inc., which became a wholly owned subsidiary of the Company on December 18, 1986, and was merged into Delta on April 1, 1987.

  Mr. Garrett was an executive officer of Delta from 1971 until August 1, 1987, when he retired as an officer of the Company. With the approval of the Board of Directors, the Company in 1979 entered into a contract with Mr. Garrett under which he served as a senior executive officer of Delta from May 1, 1979 until his retirement on August 1, 1987. Under this contract, Mr. Garrett is employed by the Company as a part-time advisor and consultant for ten years from the date of his retirement, and receives consulting fees of $183,333 per year. If Mr. Garrett dies before the end of the consulting period, the compensation payable with respect to the remainder of the consulting period will be paid to specified family members at such periods as the Company may determine, but not less often than monthly. As discussed above, Mr. Garrett will be retiring from the Company's Board of Directors on October 27, 1994.

EMPLOYMENT AGREEMENT

  With the approval of the Board of Directors, the Company in 1987 entered into a contract with Mr. Allen under which he agreed to continue to serve as a senior executive officer of Delta for a term beginning August 1, 1987 and ending on the earlier of July 31, 1997, or the first day of the month following his retirement under the Company's retirement plan.

  This contract further provides for Mr. Allen's employment by the Company as a part-time advisor and consultant for ten years beginning on the earliest of the first day of the month following the date to which the Board of Directors determines that his normal termination date under his contract should be advanced and the part-time advisor and consultant period should begin, his retirement date, or the first day of the month following his complete disability. Compensation during the advisory and consulting period is fixed at a monthly rate of one-third of the greater of Mr. Allen's (1) monthly rate of pay immediately prior to his undertaking the advisory and consulting services, or (2) average monthly rate of pay determined from the highest sum of his monthly rate of pay during any sixty consecutive months during his last ten years of continuous employment prior to termination of employment. The monthly consulting fee plus Mr. Allen's actual monthly retirement pay effective as of the date of retirement may not exceed 90% of the greater of the monthly rate of pay calculated in (1) or (2) above. All calculations will be based on Mr. Allen's salary of record during the relevant period.

  The contract also states that if Mr. Allen dies after the beginning but before the end of the consulting period 100% of the remaining consulting fees with respect to such period will be paid, to his estate or as he may otherwise specify, at such periods as the Company may determine, but not less often than monthly. If Mr. Allen dies before the beginning of the consulting period, 50%, 60%, or 70% of the consulting fee will be paid, depending on whether he dies with no or one, two, or three or more, respectively, eligible survivors.

CERTAIN LEGAL PROCEEDINGS

  On March 6, 1992, Pan Am Corporation and certain of its subsidiaries ("Pan Am") and the Official Committee of Unsecured Creditors of Pan Am ("Creditors Committee"), together with the Ad Hoc Committee of Administrative and Priority Creditors of Pan Am ("Ad Hoc Committee"), filed a consolidated amended complaint ("Complaint") against Delta relating to Delta's participation in Pan Am's plan of reorganization. The Complaint alleges, among other things, that Delta breached its contractual obligations and promises to participate in the plan of reorganization; violated its duty of good faith and fair dealing; breached its fiduciary duties to Pan Am and its creditors; and acted in bad faith. The plaintiffs are seeking to disallow, or to subordinate to the claims of Pan Am's general unsecured creditors, all claims Delta may have against Pan Am, including repayment of $115 million principal amount of debtor-in-possession financing Delta provided to Pan Am; to impose a constructive trust for the benefit of Pan Am's creditors on the profits Delta receives or should have received from the assets Delta purchased from Pan Am under an asset purchase agreement dated July 27, 1991, as amended; to recover at least $2.5 billion in compensatory damages plus punitive damages, costs and attorneys' fees; and to obtain such other relief as the Court deems appropriate. In addition, the Creditors Committee is seeking, independently and in its own right, unspecified compensatory and punitive damages for, among other things, loss of its potential equity interest in, and loss of employment by Pan Am employees with, a reorganized Pan Am. The trial of this lawsuit began on May 4, 1994, and concluded on June 10, 1994, before the United States District Court for the Southern District of New York, which has not yet issued its decision. The Company believes this lawsuit is without merit and intends to continue to defend this matter vigorously. The Travelers Insurance Company, of which Mr. Budd is a director, is a member of the Ad Hoc Committee. The Company has instituted procedures to exclude Mr. Budd from participation in matters related to this litigation.

  On September 19, 1986, a purported class action lawsuit was filed against Delta, Western Air Lines, Inc. ("Western") and certain directors of Western, including Mr. Grinstein, in the Court of Chancery of the State of Delaware in New Castle County ("Chancery Court") on behalf of persons who owned Western securities on September 9, 1986, the date Western and Delta entered into a merger agreement ("Merger Agreement") providing for the merger ("Merger") of a wholly owned subsidiary of Delta into Western. (The Merger was consummated on December 18, 1986, and Western was merged into Delta on April 1, 1987.) In their amended complaint, the plaintiffs, who are seeking unspecified compensatory and rescissionary damages, allege, among other things, that the consideration paid in the Merger was grossly inadequate, that Western's directors breached their fiduciary duties to Western stockholders by approving the Merger despite their knowledge that Western's common stock had a value of up to more than double the merger price, by agreeing to a "lock-up option" and a "no shop/no talk" clause in the Merger Agreement, by acquiescing in certain "golden parachute" arrangements and by failing to disclose certain information concerning the value of Western, and that Delta aided and abetted such breaches of duty. On September 11, 1989, the Chancery Court granted in part and denied in part Western's and the individual defendants' motions to dismiss the amended complaint, and granted Delta's motion to dismiss the amended complaint. The Chancery Court ruled that the amended complaint stated two claims against Western and the individual defendants that could not be resolved on a motion to dismiss: whether Western and the individual defendants failed (1) to act in the best interests of Western's stockholders in conducting the sale of Western; and
(2) to disclose certain information concerning the value of Western. On February 25, 1994, the Chancery Court granted Western's and the individual defendants' motions for summary judgment. The plaintiffs have appealed this ruling to the Delaware Supreme Court. Delta believes that the defendants' conduct has been entirely proper and lawful, and it intends to continue to defend this lawsuit vigorously.

LEGAL SERVICES

  Mr. Busbee, in 1993, retired as a partner in the law firm of King & Spalding, which provided certain legal services to the Company in fiscal 1994 and is expected to provide similar services in fiscal 1995. Mr. Busbee is now of counsel to King & Spalding.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires Delta's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership of Delta's equity securities. Delta believes that during fiscal 1994 all Reporting Persons complied with their Section 16(a) filing requirements.

                PERSONNEL, COMPENSATION & NOMINATING COMMITTEE
                   AND STOCK INCENTIVE PLAN COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  This report of the Personnel, Compensation & Nominating Committee ("Compensation Committee") and the Stock Incentive Plan Committee (together with the Compensation Committee, the "Committees") of the Board of Directors describes the Committees' executive compensation policies. It also describes the basis on which the Committees made fiscal 1994 compensation determinations with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table in this proxy statement.

  As is noted earlier in this proxy statement, the Compensation Committee's duties include recommending to the Board the base salary for the Chief Executive Officer, setting the base salaries for all other officers above the level of Vice President, and administering the Company's Incentive Compensation Plan. The Compensation Committee also evaluates executive performance and addresses other matters related to executive compensation. The Stock Incentive Plan Committee administers the Company's 1989 Stock Incentive Plan.

COMPENSATION POLICY AND OVERALL OBJECTIVES

  In determining the amount and composition of executive compensation, the Committees' goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and more closely link the interests of the Company's executives and stockholders. In determining actual compensation levels, the Committees consider all elements of the program in total, rather than any one element in isolation.

  The primary components of the Company's executive compensation package are base salary, incentive compensation and stock-based awards.

DISCUSSION OF PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

 Base Salary

  The Compensation Committee's review of each executive officer's salary takes into consideration the executive's performance, responsibilities, experience and expertise, salaries for comparable positions at other companies (as discussed further below), and equity issues relating to pay for other Company executives. In making salary recommendations or decisions, the Compensation Committee exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of any factor.

  The Compensation Committee believes the competitive "market" for its executive officer salary determinations includes transportation and aerospace companies, service companies of a similar size to the Company, and other companies with headquarters in the Atlanta area. In making these determinations, the Compensation Committee also reviews compensation for executive officers at a smaller group of companies comprised only of other large domestic airlines. This large domestic airline group is the same as the airlines represented in the stock price performance graph presented in this proxy statement. The Compensation Committee considers pay at both groups of companies in making its decisions because it believes that the market for the Company's executives, and thus the relevant competitive data, includes a broader group of companies than the airline group alone.

  During fiscal 1994, salaries for all of the Company's executive officers other than the Chief Executive Officer (whose pay reduction is discussed below) were 5% below the rate established for each executive's position. Although executive officer salaries are significantly below the 50th percentile of salaries of both of the market groups discussed above, it is the Compensation Committee's goal to target base salaries at the 50th percentile level of a combination of the two market groups. The Compensation Committee believes this is an important element in the program to attract and retain key executives, and believes that the performance of the Company's executive officers would have warranted increases to this targeted level during fiscal 1994. Due to the fact that pay and workforce reductions have been implemented for other personnel and in light of the Company's financial performance, management recommended, and the Compensation Committee agreed, that fiscal 1994 was not an appropriate time to increase executive officers' salaries to the targeted level.

 Incentive Compensation Plan

  Under the terms of the Company's Incentive Compensation Plan in effect during fiscal 1994, employees selected by the Compensation Committee may receive additional cash awards based on several areas of performance that are considered key to the Company's success. These include the overall financial performance of the Company, both independently and in relation to other major airlines, individual performance, the state of the economy and the impact of governmental action on the airline industry. No specific weighting was assigned to any of these factors, nor were predetermined goals established under the plan. No awards were made under the plan for fiscal 1994.

  During fiscal 1994, the Compensation Committee recommended and the Board approved several changes to the Incentive Compensation Plan effective for fiscal 1995. The purpose of these changes is to enhance the link between pay and performance by tying payments to the achievement of specific, predetermined goals, and by clearly communicating to participants the potential rewards for achieving these performance goals. The Compensation Committee believes these changes will strongly reinforce the performance orientation of the Company's executive pay philosophy.

  In the future, payments under the Incentive Compensation Plan will be made only to the extent to which a predetermined Company financial goal for the applicable year is achieved. Even if that goal is met, no payments will be made unless two additional criteria are achieved. First, the Company must have reported a net profit for the fiscal year. Second, the Company must have paid dividends during the fiscal year to holders of all classes of its common and preferred stock. The Compensation Committee believes these additional criteria reinforce the Company's commitment to its stockholders.

 Stock-Based Awards

  The 1989 Stock Incentive Plan is a stock-based incentive compensation plan under which employees selected by the Stock Incentive Plan Committee may receive awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Restricted Stock grants have been made only once (during fiscal year 1992) to reward certain individuals for extended effort that was deemed to be a significant contribution toward strategic goals. The Company encourages participants to hold the stock received under the plan so that participants' interests will continue to be aligned with the long-term interests of the Company's stockholders.

  Stock options were granted to executive officers and to other eligible employees in January 1994 at an exercise price per share equal to $54.375, the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The Stock Incentive Plan Committee established award sizes with economic values which are above the average values of long-term awards granted to executives in comparable positions at the broader group of companies described above, but below the average values of long-term awards granted to executives in comparable positions at the other major airlines. This practice reflects the Committee's conservative philosophy, as compared with the other major airlines, regarding executive pay in general.

  To determine the number of stock options granted to each participant, the Stock Incentive Plan Committee used an option pricing model to determine the economic value of the Company's options. In making grants, the Stock Incentive Plan Committee also considered other factors, including individual performance and job duties relative to other participants in the Plan. No specific weighting was assigned to any of these factors. Further, because its primary goal is to ensure that awards are competitive on an annualized basis, the Stock Incentive Plan Committee did not consider executives' current holdings of Common Stock when making these grants.

  As a result of a competitive review of the Company's overall compensation program (see discussion below), during fiscal 1994, the Stock Incentive Plan Committee extended from five years to ten years the terms of outstanding stock options and stock appreciation rights for certain active employees, including the executive officers named in the Summary Compensation Table, and provided a ten year term for the stock options granted during the year. The purpose of the change in exercise period was to enhance the competitiveness of the program by more closely matching the stock option practices of other companies. This change was expressly permitted by an amendment to the plan which was approved at the 1993 Annual Meeting of Stockholders.

OTHER MATTERS INVOLVING EXECUTIVE COMPENSATION

  During fiscal years 1993 and 1994, the Compensation Committee retained an independent compensation consultant to assist it with a comprehensive review of the Company's executive compensation programs. Under the direction of the Compensation Committee, the consultant compared the Company's executive compensation programs with the compensation paid to executives in the competitive markets described earlier in this report. This review, which was completed early in fiscal 1994, indicated that the total compensation of the Company's executives was below that of the competitive market groups. The Compensation Committee believes that changes to the programs will improve the Company's ability to attract and retain key executives, and the Compensation Committee is continuing to work with the consultant to develop appropriate changes to the programs. The changes to the 1989 Stock Incentive Plan approved by stockholders at the 1993 Annual Meeting and the changes to the Incentive Compensation Plan discussed earlier in this report were recommended by the consultant and approved by the Compensation Committee.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

  In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally limits to $1 million the annual corporate federal income tax deduction for compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation, unless certain requirements are met.

  The Committees have considered the impact of Section 162(m) on the Company's executive compensation programs, and generally believe it is important that those programs comply with the applicable rules to ensure that tax deductions for executive pay are preserved. To comply with the new requirements, during fiscal 1994 the Company amended its 1989 Stock Incentive Plan to limit the maximum number of shares of Common Stock subject to stock options that can be granted to any one person.

  No executive received pay in excess of $1 million during fiscal 1994, nor are any executives expected to receive pay in excess of $1 million during fiscal 1995. For this reason, and because the Internal Revenue Service rules implementing Section 162(m) have not been finalized, the Committees are not presently recommending the Company take further action to qualify other executive pay programs under these rules. The Committees will continue to monitor the applicability of Section 162 (m) to the Company's programs, and will determine at a later date what other actions the Company should take to qualify for available tax deductions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Effective August 15, 1992, Mr. Allen's annual base salary was reduced at his request from $575,000 to $475,000. His base salary has remained at that reduced rate since that time and is reflected in the employment agreement described on page 10 of this proxy statement. In making this request, Mr. Allen cited his desire to emphasize to the Company's personnel the need for significant cost reduction programs at the Company. The Compensation Committee believes that, in view of his job performance while faced with difficult industry conditions, his responsibilities, and the compensation of chief executive officers of other companies in the competitive market groups, Mr. Allen's compensation is substantially below that which is appropriate for his position. While it has continued to defer to Mr. Allen's salary reduction request, the Compensation Committee believes that Mr. Allen's compensation should be competitive and may reconsider his compensation at an appropriate time.

  In January 1994, Mr. Allen was granted options to purchase 89,000 shares of Common Stock under the Company's 1989 Stock Incentive Plan. The Stock Incentive Plan Committee determined this award in the same manner as it established the stock option grants to all other employees who received such grants.

Respectfully submitted,

THE PERSONNEL, COMPENSATION &             THE STOCK INCENTIVE PLAN COMMITTEE
 NOMINATING COMMITTEE


Gerald Grinstein, Chairman                Gerald Grinstein, Chairman
R. Eugene Cartledge                       R. Eugene Cartledge
Mary Johnston Evans                       Mary Johnston Evans
David C. Garrett, Jr.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid for the last three fiscal years to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                      -------------------------------
                                              ANNUAL COMPENSATION             AWARDS          PAYOUTS
                                           -------------------------- ----------------------- -------
                                                            OTHER     RESTRICTED  SECURITIES          ALL OTHER
                                                            ANNUAL      STOCK     UNDERLYING   LTIP    COMPEN-
        NAME AND                           SALARY  BONUS COMPENSATION  AWARD(S)  OPTIONS/SARS PAYOUTS  SATION
   PRINCIPAL POSITION                 YEAR ($)(1)   ($)     ($)(2)      ($)(3)      (#)(4)    ($)(5)   ($)(6)
   ------------------                 ---- ------- ----- ------------ ---------- ------------ ------- ---------
Ronald W. Allen                       1994 475,000    0     8,528            0      89,000        0    18,512
 Chairman of the Board, President     1993 487,500    0     7,077            0           0        0    17,639
 and Chief Executive Officer          1992 516,667    0                365,625      75,000        0

Harold C. Alger                       1994 261,250    0     4,713            0      35,400        0    13,416
 Executive Vice President-            1993 221,833    0     3,001            0           0        0     8,867
 Operations                           1992 193,667    0                109,688      15,000        0

Thomas J. Roeck, Jr.                  1994 261,250    0     4,713            0      26,300        0    13,416
 Senior Vice President-               1993 263,547    0     3,915            0           0        0    11,803
 Finance and Chief Financial Officer  1992 260,417    0                146,250      25,000        0

Russell H. Heil                       1994 251,750    0     4,543            0      26,300        0    13,103
 Senior Vice President-               1993 253,958    0     3,774            0           0        0    11,543
 Technical Operations                 1992 256,250    0                146,250      25,000        0

Rex A. McClelland                     1994 221,667    0     4,289            0      23,200        0    12,349
 Senior Vice President-               1993 192,083    0     2,875            0           0        0     9,122
 Corporate Services                   1992 191,250    0                      0      18,000        0

- --------
(1) The amounts in this column reflect reductions from the salaries of record of the named executive officers during fiscal 1994. The salaries of record are set forth on page 19 of this proxy statement.

(2) Represents reimbursement for taxes related to payment of life insurance premiums. None of the named executive officers received compensation in the form of perquisites in excess of the lesser of $50,000 or 10% of the total of his annual salary and bonus.

(3) The value of these awards is based on the closing price of the Common Stock ($73.125) on the New York Stock Exchange ("NYSE") on January 23, 1992, the date of grant. On that date, the Personnel, Compensation & Nominating Committee granted the following number of shares of restricted stock to the following named executive officers: Mr. Allen-5,000 shares; Mr. Alger-1,500 shares; Mr. Roeck-2,000 shares; and Mr. Heil-2,000 shares. At June 30, 1994, the number of shares and aggregate value (based on the $45.25 closing price of the Common Stock on the NYSE on June 30, 1994) of restricted stock, including shares acquired with reinvested dividends, of the following named executive officers was: Mr. Allen-5,134 shares valued at $232,314; Mr. Alger-1,540 shares valued at $69,685; Mr. Roeck-2,053 shares valued at $92,898; and Mr. Heil-2,053 shares valued at $92,898. The fiscal 1992 awards of restricted stock will vest on the earlier of January 23, 1997, or the grantee's retirement at or after his normal retirement date except that, if a grantee retires prior to his normal retirement date, 20% of the restricted stock will vest for each full year that has elapsed between the grant date and the early retirement date. In certain circumstances, the award may be subject to forfeiture. Cash dividends on restricted stock are reinvested in additional shares of Common Stock and are subject to the same restrictions as the original award.

(4) Represents the number of stock options awarded under the Company's 1989 Stock Incentive Plan. The awards granted in fiscal 1992 include tandem SARs. The exercise periods for certain stock options and tandem stock appreciation rights granted prior to fiscal 1994, including all such awards to the named executive officers, were extended in fiscal 1994. See note 1 to the "Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values" table on page 18 of this proxy statement for information regarding the extensions.

(5) The Company does not have a plan which meets the definition of a Long Term Incentive Plan.

(6) In fiscal 1994, the Company paid supplemental group life insurance premiums for the named executive officers as follows: Mr. Allen-$15,741; Mr. Alger-$8,699; Mr. Roeck-$8,699; Mr. Heil-$8,386; and Mr. McClelland- $7,916. The Company made contributions under the Delta Family-Care Savings Plan, a qualified defined contribution pension plan, for the named executive officers as follows: Mr. Allen-$2,771; Mr. Alger-$4,717; Mr. Roeck-$4,717; Mr. Heil-$4,717; and Mr. McClelland-$4,433.

  The following table sets forth certain information regarding awards of stock options to the named executive officers during fiscal 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          GRANT DATE
                                      INDIVIDUAL GRANTS (1)                  VALUE
                         ------------------------------------------------ -----------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE OR            GRANT DATE
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION   PRESENT
NAME                     GRANTED (#)  FISCAL YEAR    ($/SH)       DATE    VALUE($)(2)
- ----                     ------------ ------------ ----------- ---------- -----------
Ronald W. Allen.........    89,000        13.7       54.375    1/26/2004   1,860,990
Harold C. Alger.........    35,400         5.4       54.375    1/26/2004     740,214
Thomas J. Roeck, Jr.....    26,300         4.0       54.375    1/26/2004     549,933
Russell H. Heil.........    26,300         4.0       54.375    1/26/2004     549,933
Rex A. McClelland.......    23,200         3.6       54.375    1/26/2004     485,112

- --------
(1) These stock options were granted under the 1989 Stock Incentive Plan. The exercise price is equal to the closing price of the Common Stock on the NYSE on January 27, 1994, the date of grant. These grants, which do not include SARs, become exercisable on January 27, 1995.

(2) These hypothetical grant date present values were determined using the Black-Scholes model, and include the following material assumptions and adjustments: an option term of ten years; an interest rate of 5.75% representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term; a volatility rate of 28.5% calculated using daily Common Stock prices for the one-year period prior to the date of grant; a dividend yield of 0.37% representing the current $0.20 per share annualized dividends divided by the fair market value of the Common Stock at the date of grant; and a reduction of approximately 24% to reflect the probability of a shortened option term due to termination of employment due to death, disability or retirement, and the probability of forfeiture due to other termination of employment prior to the option expiration date. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

  The following table sets forth certain information regarding stock options and stock appreciation rights exercised by the named executive officers in fiscal 1994, as well as the number and value of their unexercised in-the-money stock options and stock appreciation rights at June 30, 1994.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                                                OPTIONS/SARS AT FY-END (#)        AT FY-END($)
                                               ---------------------------- -------------------------
                            SHARES     VALUE
                         ACQUIRED ON  REALIZED
          NAME           EXERCISE (#)   ($)    EXERCISABLE(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ -------- -------------- ------------- ----------- -------------
Ronald W. Allen.........       0          0       235,000        89,000           0            0
Harold C. Alger.........       0          0        25,000        35,400           0            0
Thomas J. Roeck, Jr.....       0          0        68,000        26,300           0            0
Russell H. Heil.........       0          0        85,000        26,300           0            0
Rex A. McClelland.......       0          0        60,000        23,200           0            0

- --------
(1) As discussed above in the report on executive compensation, the stockholders, at the 1993 Annual Meeting of Stockholders, approved an amendment to the 1989 Stock Incentive Plan to permit the extension of the exercise periods of awards previously granted under that plan. Pursuant to this amendment, the Stock Incentive Plan Committee extended the exercise periods of all the awards reflected in this column from five years to ten years. The amendment did not affect the original exercise prices of the awards. The exercise periods of these awards now expire between January 25, 1999 and January 22, 2002, and the exercise prices continue to range from $54.00 to $73.125 per share. The weighted average exercise price of the amended awards of the named executive officers is $67.4646 per share.

                           RETIREMENT AND OTHER PLANS

  The following table shows the estimated annual pension payable to a non-pilot employee (before reduction for Social Security benefits and not accounting for the limitations discussed below), including the persons named in the Summary Compensation Table assuming retirement in fiscal 1994 at the normal retirement age of 65 after selected periods of service under the Delta Family-Care Retirement Plan ("Pension Plan"), a non-contributory defined benefit plan. The benefits in the table would be paid in the form of a joint and 50% survivor annuity.

                               PENSION PLAN TABLE

                                                                               30 OR MORE
FINAL AVERAGE      15 YEARS OF         20 YEARS OF         25 YEARS OF          YEARS OF
   SALARY            SERVICE             SERVICE             SERVICE            SERVICE
- -------------      -----------         -----------         -----------         ----------
200,000               60,000              80,000             100,000            120,000
300,000               90,000             120,000             150,000            180,000
400,000              120,000             160,000             200,000            240,000
500,000              150,000             200,000             250,000            300,000
600,000              180,000             240,000             300,000            360,000
700,000              210,000             280,000             350,000            420,000

  Final Average Salary is the average of an employee's annual salary of record for the 36 consecutive months in the 120-month period immediately preceding retirement which produces the highest average salary of record. The annual pension benefit is determined by multiplying Final Average Salary by 60%, and then reducing such amount for service of less than 30 years and by 50% of the participant's primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years with Delta. The current salaries of record and years of service under the Pension Plan for the persons named in the Summary Compensation Table are as follows: Mr. Allen-- $575,000/30 years; Mr. Alger--$275,000/1 year; Mr. Roeck--$275,000/7 years; Mr.
Heil--$265,000/27 years; and Mr. McClelland--$250,000/39 years. The salary of record is not reduced by the pay reductions in effect during fiscal 1993 and 1994 for non-contract personnel. Employees designated by the Personnel, Compensation & Nominating Committee are eligible to participate in supplemental, non-qualified retirement plans which provide for benefits which may not be paid under the Pension Plan due to limits on the amount of compensation and benefits for qualified plans established by the Internal Revenue Code of 1986, as amended ("Code"). Messrs. Allen, Alger, Roeck, Heil, and McClelland are eligible to receive benefits under these supplemental plans.

  The Delta Family-Care Disability and Survivorship Plan for eligible non-pilot personnel ("Survivorship Plan") provides monthly short term disability and survivorship benefits based on a participant's final average earnings and years of service, and monthly long term disability benefits based on a participant's final average earnings. The Survivorship Plan also provides a lump sum death benefit of up to $50,000. In general, final average earnings is (1) for purposes of determining benefits during the first 18 months of disability, the employee's monthly salary of record at the time of disability, and (2) for other purposes, the average of the employee's monthly salary of record over specified periods. In the event the employee dies while employed by the Company, the employee's eligible family members are entitled to receive an amount equal to 50%, 60% or 70% of final average earnings (depending upon whether the employee has one, two, or three or more eligible family members, respectively), subject to reduction based on less than 30 years of service and certain benefits payable under Social Security, the Pension Plan and other sources. Any benefits which may not be paid under the Survivorship Plan due to Code limits on the amount of compensation and benefits for such plan, including a post-retirement lump sum death benefit of up to $50,000, are provided under a supplemental plan for employees designated by the Personnel, Compensation & Nominating Committee. Messrs. Allen, Alger, Roeck, Heil and McClelland are eligible to receive benefits under the Survivorship Plan and the supplemental plan.

  Until October 1, 1993, Mr. Alger accrued a benefit under non-contributory qualified retirement plans, and, under certain circumstances, could be eligible for a benefit under a nonqualified retirement plan, for pilot personnel established by the Company pursuant to collective bargaining agreements. The estimated annual pension benefit payable to Mr. Alger under these plans, at normal pilot retirement age of 60 and with 25 or more years of service, is 60% of his Final Average Salary, reduced by 50% of the primary Social Security benefit that would have been payable to him had he retired in 1973 at age 65. The normal form of benefit payment is a joint and 50% survivor's annuity; however, the benefit may be paid in a single life annuity with spousal consent. Mr. Alger accrued 27 years of service under these plans. In the event that Mr. Alger's employment is terminated or he retires under circumstances in which his benefits under the Pension Plan or Survivorship Plan are less than they would have been under the corresponding plans for pilot personnel, the Company has agreed that his total benefits will be no less than they would have been if he had remained a pilot until age 60.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Common Stock with the cumulative total returns on two published indices, the Standard & Poor's 500 Stock Index and the Standard & Poor's Airline Index, over the preceding five fiscal years.



                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
            AMONG DELTA, S&P 500 STOCK INDEX AND S&P AIRLINE INDEX


                                                           S&P
                                                         Airline
                                Delta        S&P 500     Index (2)
                                --------     --------    --------
BASE YEAR 06/30/89              $ 100        $ 100       $ 100
FYE 09/30/89                    $ 110        $ 111       $ 137
FYE 12/31/89                    $ 102        $ 113       $  97
FYE 03/30/90                    $ 112        $ 110       $ 100
FYE 06/30/90                    $ 110        $ 116       $  95
FYE 09/30/90                    $  83        $  99       $  65
FYE 12/31/90                    $  85        $ 110       $  70
FYE 03/30/91                    $ 107        $ 125       $  86
FYE 06/30/91                    $ 105        $ 125       $  85
FYE 09/30/91                    $ 100        $ 132       $  78
FYE 12/31/91                    $ 102        $ 143       $  89
FYE 03/30/92                    $  98        $ 139       $  92
FYE 06/30/92                    $  85        $ 141       $  77
FYE 09/30/92                    $  88        $ 146       $  73
FYE 12/31/92                    $  80        $ 153       $  80
FYE 03/30/93                    $  84        $ 160       $  81
FYE 06/30/93                    $  77        $ 160       $  77
FYE 09/30/93                    $  83        $ 164       $  80
FYE 12/31/93                    $  87        $ 168       $  84
FYE 03/30/94                    $  72        $ 161       $  70
FYE 06/30/94                    $  72        $ 162       $  71

                                    (CHART)

(1) Cumulative total return is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.

(2) The Standard & Poor's Airline Index consists of American Airlines, Delta, United Airlines and USAir.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for fiscal 1995, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent auditors.

  Arthur Andersen LLP has served as the Company's independent auditors since 1949. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                   PROPOSAL 3

                              STOCKHOLDER PROPOSAL

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the record holder of 50 shares of Common Stock, has given notice that she will introduce the following resolution at the Annual Meeting:

    "RESOLVED that the stockholders of Delta Air Lines, Inc. recommend that the Board of Directors take the necessary steps to rotate the Annual Meeting each year to various cities where Delta has hubs or spokes or other large facilities, including cities such as Atlanta, Dallas-Fort Worth, Cincinnati, Orlando, New York City, Washington, D.C., Salt Lake City, Boston, Los Angeles and Monroe.

    "REASONS: Delta now is an international airline yet continues to meet each year in Monroe, Louisiana. It has NEVER even met in its headquarters city of Atlanta, nor anywhere else except in Monroe.

    "Stockholders in other parts of the country are entitled to meet their officers and directors from time to time. Many shareholders for business or geographic reasons cannot attend the Monroe meeting. Especially since the Pan Am acquisition, it is most important that Delta will have its meetings in cities other than Monroe, each year starting with the 1995 meeting. Perhaps every fifth year the Company could meet in Monroe.

    "NATIONSBANK where our chairman--Ron Allen--is a board member is rotating its meeting to Atlanta for the FIRST time at the suggestion of Mrs. Davis!

    "Last year the owners of approximately 11.5% of shares voting, representing 5,353,631 shares, voted FOR this similar resolution.

    If you agree, please mark the box FOR this proposal."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

  The Company takes pride in its development from a small crop dusting firm in Monroe, Louisiana, to a major international airline. Delta has traditionally held its annual meeting in Monroe in tribute to that area as the Company's birthplace, and to stress the importance of history, continuity and stability to Delta and to its manner of doing business. These factors are particularly important this year when so many other things are changing within the Company.

  The Board opposes the imposition of an inflexible requirement to rotate the annual meeting among different cities each year. The Board has considered moving the location of the annual meeting in the past and recognizes it may be appropriate to hold future annual meetings in cities where there is a large concentration of stockholders or the Company has substantial operations. However, this is a matter which should be left to the Board's discretion, taking into consideration factors such as costs, security and convenience to stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  To be considered for inclusion in the Company's 1995 proxy materials under Securities and Exchange Commission regulations, a stockholder proposal must be directed to the Corporate Secretary at the Company's principal executive office address set forth on page one of this Proxy Statement, must be received by the Company not later than May 16, 1995, and must comply in all respects with the applicable Securities and Exchange Commission rules and regulations.

  The following requirements apply to all stockholder proposals other than those included in the Company's proxy materials pursuant to Securities and Exchange Commission rules and regulations.

  The Company's By-Laws require a stockholder proposing to nominate persons for election to the Board of Directors, or to introduce other business, at the annual meeting of stockholders to give timely written notice to the Corporate Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 55 days nor more than 75 days prior to the annual meeting; provided that if the Board of Directors gives stockholders less than 65 days notice of the annual meeting and makes prior public disclosure of the date of the annual meeting less than 65 days prior to the annual meeting, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the 10th day following the day on which the Board of Directors gave such notice or made such public disclosure of the date of the annual meeting, whichever first occurs.

  The Company's By-Laws further provide that a stockholder's notice proposing to nominate persons for election to the Board of Directors must contain certain information including, but not limited to, information relating to such persons that would be required to be disclosed in proxy solicitations for the election of directors under Securities and Exchange Commission regulations. A stockholder's notice proposing to bring other business before the annual meeting must contain (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the stockholder's name and address; (3) the class and number of shares of the Company's capital stock beneficially owned by the stockholder; and (4) any material interest of the stockholder in such business.

                                 ANNUAL REPORT

  This proxy statement is accompanied, or preceded, by the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1994. The Annual Report, which contains financial and other information regarding the Company, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to above should properly come before the meeting, the persons designated by the Board to serve as proxies will have discretionary authority to vote such proxies in accordance with their best judgment.

                             GRAPHICS APPENDIX LIST



       EDGAR Version                           Typeset Version
       -------------                           ---------------

Table contains the           A Performance Graph showing a comparison of
Performance Graph            five-year cumulative total returns among Delta Air
                             Lines, Inc., the Standard & Poor's 500 Stock Index and the Standard & Poor's Airline Index appears on page 20. The Performance Graph includes hash marks for the Base Year ended June 30, 1989 and end of calendar quarter dates in each of the fiscal years ended June 30, 1990, 1991, 1992, 1993 and 1994 on the X-axis, and hash marks at $50 increments from $0 to $200 on the Y-axis. (The text and numbers used in this graph appear on page 20 of the EDGAR Version.)

                        [LOGO OF
                          DELTA
(FOR INTRACOMPANY       AIR LINES            CORRESPONDENCE ONLY)
                      APPEARS HERE]


                                            DATE:  September 13, 1994


     TO:     Family-Care Savings Plan Participants

   FROM:     Chairman of the Board, President and Chief
             Executive Officer
SUBJECT:     DELTA'S 1994 ANNUAL MEETING OF STOCKHOLDERS

Enclosed are the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders for the shares of Delta Common and Preferred
Stock attributable to your account under the Delta Family-Care Savings Plan. The attached Voting Instruction Form is provided by Fidelity Management Trust Company, as Trustee for the Savings Plan.

Under the Savings Plan, you have the confidential right to instruct the trustee how to vote these shares at the Annual Meeting, and we strongly encourage you to do so. This may be done by completing and signing the Voting Instruction Form, and returning it to the trustee in the envelope provided. Every vote is important.

Delta's Board of Directors recommends a vote "FOR" all nominees and Proposal 2 and "AGAINST" Proposal 3 set forth in the Proxy Statement.


                                               /s/ Ronald W. Allen

                                               Ronald W. Allen

  Enclosures


Please fold and detach Voting Instruction Form at perforation before mailing
- --------------------------------------------------------------------------------

                            VOTING INSTRUCTION FORM
                            -----------------------
                        DELTA FAMILY-CARE SAVINGS PLAN                      1994

THIS VOTING INSTRUCTION FORM IS PROVIDED BY FIDELITY MANAGEMENT TRUST COMPANY, AS TRUSTEE FOR THE DELTA FAMILY-CARE SAVINGS PLAN, for the Annual Meeting of Stockholders of Delta Air Lines, Inc. to be held on October 27, 1994. The shares of Delta Stock attributable to your Savings Plan account will be voted as you direct. If no directions are specified, shares attributable to your account will be voted in accordance with the terms of the Savings Plan.

Pursuant to the Savings Plan, I instruct the Savings Plan Trustee to vote the shares of Preferred Stock and Common Stock of Delta attributable to my Savings Plan account at the Annual Meeting of Stockholders of Delta to be held on Thursday, October 27, 1994, or any adjournments thereof, as indicated on the reverse of this form.

This instruction, if properly executed and delivered, will revoke all prior instructions. I hereby acknowledge receipt of Delta's Proxy Statement dated September 13, 1994.

Please sign EXACTLY as your name(s) appears hereon. When signing as executor, administrator, trustee, guardian or attorney, please give your full title.


Date___________________________, 1994
_____________________________________
_____________________________________
            Signature(s)

PLEASE DATE, SIGN AND MAIL THIS INSTRUCTION
FORM IN THE ACCOMPANYING ENVELOPE.  NO
POSTAGE IS REQUIRED IF MAILED IN THE UNITED
STATES.

                      [REVERSE OF VOTING INSTRUCTION CARD]

 Please fold and detach Voting Instruction Form at perforation before mailing
- --------------------------------------------------------------------------------

The Board of Directors of Delta Air Lines recommends a vote FOR all nominees and FOR Proposal 2.

1.  ELECTION OF DIRECTORS:

FOR ALL nominees            /  /
listed below (except as
indicated below)

WITHHOLD AUTHORITY          /   /
to vote for all nominees
listed below

Ronald W. Allen, Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead, Edward H. Budd, George D. Busbee, R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr. and Andrew J. Young.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- ------------------------------------------------------------------------------


2.  PROPOSAL to ratify the appointment of Aurthur Andersen LLP as independent auditors for fiscal year 1995.
              FOR /  /          AGAINST /  /          ABSTAIN /  /



The Board of Directors of Delta Air Lines recommends a vote AGAINST Proposal 3.

3. PROPOSAL by a stockholder relating to the location of future Annual Meetings of Stockholders.
              FOR /  /          AGAINST /  /          ABSTAIN /  /

                             DELTA AIR LINES, INC.

                                     PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on October 27, 1994. The shares represented hereby will be voted as directed by the stockholder(s).

The undersigned hereby appoints Ronald W. Allen, Mary Johnston Evans and Jesse Hill, Jr., jointly and severally, with full power of substitution to each, or, instead of any of them, ___________, as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of Delta Air Lines, Inc., to be held at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana on Thursday, October 27, 1994 at 9:00 a.m., local time, or any adjournments thereof, and to vote as directed below all stock of this Company which the undersigned would be entitled to vote if personally present.

By acceptance, the proxies named above agree that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no directions are specified, this Proxy will be voted FOR the Election of Eleven Directors, FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1995, and AGAINST the stockholder proposal, all as set forth on the reverse. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof, as set out in the Proxy Statement dated September 13, 1994, receipt of which is acknowledged.

This Proxy, if properly executed and delivered, will revoke all prior proxies.

Nominees for Director:
     Ronald W. Allen, Edwin L. Artzt, Henry A. Biedenharn, III,
     James L. Broadhead, Edward H. Budd, George D. Busbee,
     R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein,
     Jesse Hill, Jr. and Andrew J. Young.

                                              /SEE REVERSE SIDE/

                            [REVERSE SIDE OF CARD]

/X/  Please mark your votes as in this example

     The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR proposal 2, and AGAINST Proposal 3.



The Board of Directors recommends a vote FOR all nominees and Proposal 2.

                             FOR ALL        WITHHOLD AUTHORITY TO
                             NOMINEES       VOTE FOR ALL NOMINEES
1.  Election of
    Directors.                 /  /                   /  /
    (see reverse)
    Withold Authority to vote for the following nominee(s) only:

    ___________________________________________________________

                                     FOR      AGAINST      ABSTAIN
2.  PROPOSAL to ratify
    the appointment of
    Arthur Andersen LLP             /  /       /  /         /  /
    as independent
    auditors for fiscal
    year 1995.



The Board of Directors recommends a vote AGAINST Proposal 3.

                                     FOR      AGAINST      ABSTAIN
3.  PROPOSAL by a stockholder
    relating to the location of     /  /       /  /         /  /
    future Annual Meetings of
    Stockholders.


PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE
ACCOMPANYING ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Please sign EXACTLY as your name(s) appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized officer or person. If shares are held jointly, each joint owner should sign.

                               DATE:_____________________, 1994

                               ________________________________

                               ________________________________
                               SIGNATURE(S)